Exhibit 16.1

January 26, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

We have read the statements under the section “Change in Registrant’s Certifying Accountant” included in the Amendment No. 6 to Registration Statement on Form F-1 of AgiiPlus Inc. to be filed with the Securities and Exchange Commission on or about January 26, 2024. We agree with all statements pertaining to us. We have no basis on which to agree or disagree with the other statements contained therein.

Very truly yours,

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas